ENTRÉE COMMENCES EXPLORATION PROGRAMS
TOTALING US$3.9 MILLION IN MONGOLIA

Vancouver, B.C., Tuesday, March 8, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) announces the commencement of the 2005 exploration programs at its Lookout Hill and Ulziit Uul properties in Mongolia. The exploration budget for these two programs totals approximately US$3.9 million. Crews have been mobilized and Induced Polarization (“IP”) and magnetotelluric (“MT”) geophysical surveys have begun. Anomalies identified from these deep penetrating surveys will be reviewed, with the aim of refining drill targets. An 8,000 meter drill contract has been signed with Can-Asia Drilling Services Ltd. of Mongolia with drilling slated to commence in late April or early May 2005.

“Entrée is excited to initiate its 2005 exploration program,” said Greg Crowe, President and CEO of Entrée Gold. “The results from our previous work have outlined several zones of significant mineralization on our 100% owned Mongolian properties. We look forward to further delineating the extent of these known mineralized systems and exploring the potential of the remaining 140,000 hectares of ground outside of the Project Property as defined in the Entrée-Ivanhoe Earn-In and Equity Participation Agreement of October 2004.”

Entrée has engaged Quantec Geoscience Ltd. of Toronto to conduct these geophysical surveys through the implementation of its proprietary, award-winning Titan system. Quantec is a world renowned geophysical group and the Titan system has been demonstrated to detect electromagnetic conductors to depths in excess of 1,500 meters. The Titan system was selected in light of the depth of Ivanhoe Mines Ltd.’s (NYSE: IVN; TSX: IVN; ASX: IVN – “Ivanhoe”) Hugo Dummett Deposit and the recognition that Entrée’s Zones I-III, Bayan Ovoo and Ulziit Uul prospects have potential to host deep mineralized systems.

Entrée plans to spend approximately US$3.0 million at Lookout Hill on exploration of its Zones I-III and Bayan Ovoo copper-gold targets and on reconnaissance of the approximately 140,000 hectares of ground that lies outside the Project Property. A budget of approximately US$900,000 has been proposed for the evaluation of the Company’s Ulziit Uul property. Ulziit Uul comprises approximately 6,900 hectares and lies immediately east of and along strike from Ivanhoe’s Kharmagtai porphyry copper-gold system.

Exploration in Mongolia is under the supervision of Robert Cann, P.Geo., Entrée’s Exploration Manager and a qualified person as defined by National Instrument 43-101. Mr. Cann is responsible for the preparation of technical information in the Company’s news releases. All rock samples are prepared and analyzed by SGS Mongolia LLC of Ulaanbaatar, Mongolia. Randomly selected pulps and all soil samples are submitted to Acme Analytical Laboratories Ltd. of Vancouver, British Columbia for check assaying and analytical work.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in

Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn an interest in an area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property. Ivanhoe commenced drilling on the potential northerly extension of the Hugo Dummett Deposit onto Lookout Hill in February 2005. The Company is a Tier 1 listed company with its shares trading on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This News Release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that identifiable drill targets may be found and that its budget totals US$3.9 million for exploration.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.